Japanese Securities Report for the fiscal year from April 1, 2006 through March 31, 2007 pursuant to Article 24, paragraph 1 of the Securities Exchange Act of Japan and submitted to the Director-General of the Kanto Financial Bureau of the Ministry of Finance of Japan on June 28, 2007, consisting of 127 pages (including cover), which includes the following:

I.	Corporate information
A.	Corporate overview
1.	Five-year history of changes in major business indices
2.	History of the company and its associated companies
3.	Business overview
4.	Associated companies
5.	Employee information

B.	Business
1.	Business results
2.	Production, orders and sales
3.	Management issues
4.	Risk factors
5.	Material contracts
6.	Research and development
7.	Operating and financial review and prospects

C.	Capital assets
1.	Overview of capital expenditures
2.	Important capital assets
3.	Plans for new projects and disposition of projects

D.	Company information
1.	Share information
a.	Total number of shares
b.	Stock acquisition rights
c.	Rights plan
d.	Number of shares outstanding, changes in capital stock
e.	Shareholder information
f.	Major shareholders
g.	Voting rights
h.	Stock options
2.	Share repurchases
3.	Dividend policy
4.	Changes in share price
5.	Directors and corporate auditors
6.	Corporate governance

E.	Financial information
1.	Consolidated financial information
a.	Consolidated financial statements
b.	Others
2.	Unconsolidated financial information
a.	Unconsolidated financial statements
b.	Major assets and liabilities
c.	Others

F.	Share handling information

G.	Reference materials
1.	Parent company information
2.	Others
II.	Information on guarantors

A.    Audit Report

                 The registrant sent copies of the report to the following stock exchange:

▪	Tokyo Stock Exchange, Inc.